Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of April 1, 2012, between Novavax, Inc., a Delaware corporation having its principal office at 9920 Belward Campus Drive, Rockville, MD 20850, and John A. Herrmann (“Executive”).

WHEREAS, Executive is a current employee of the Company beginning on or about April 4, 2010, now therefore the Company and Executive hereby agree as follows:

1.           Employment. The Company hereby employs Executive and Executive hereby accepts employment as Vice President, General Counsel and Corporate Secretary upon the terms and conditions hereinafter set forth. As used throughout this Agreement, “Company” shall mean and include any and all of its present and future subsidiaries and any and all subsidiaries of a subsidiary. Executive warrants and represents that he is free to enter into and perform this Agreement and is not subject to any employment, confidentiality, non-competition or other agreement which prohibits, restricts, or would be breached by either his acceptance or his performance of this Agreement.

2.           Duties. During the Term (as hereinafter defined), Executive shall devote his full business time to the performance of services as Vice President, General Counsel and Corporate Secretary of Novavax, Inc., performing such services, assuming such responsibilities and exercising such authority as are set forth in the Bylaws of the Company for such offices and assuming such other duties and responsibilities as prescribed by the Company’s President and CEO (“CEO”) and/or the Company’s “Board of Directors.” During the Term, Executive’s services shall be completely exclusive to the Company and he shall devote his entire business time, attention and energies to the business of the Company and the duties which the Company shall assign to him from time to time. Executive agrees to perform his services faithfully and to the best of his ability and to carry out the policies and directives of the Company. Notwithstanding the foregoing, it shall not be a violation of this Agreement for the Executive to serve as a director of any company whose products do not compete with those of the Company and to serve as a director, trustee, officer, or consultant to a charitable or non-profit entity; provided that such service does not adversely affect Executive’s ability to perform his obligations hereunder. Executive agrees to take no action which is in bad faith and prejudicial to the interests of the Company during his employment hereunder. Notwithstanding the location where Executive shall be based, as set forth in this Agreement, he also may be required from time to time to perform duties hereunder for reasonably short periods of time outside of said area.

3.           Term. The term of this Agreement shall be the period of time beginning March 1, 2012 and shall continue for so long as Executive shall be an at-will employee of the Company hereunder.

4.           Compensation.

(a)          Base Compensation. For all Executive’s services and covenants under this Agreement, the Company shall pay Executive an annual salary, which is $220,208 as of the date of this Agreement, established by the Board of Directors or an authorized committee thereof (in accordance with established management processes) and payable in accordance with the Company’s payroll policy as constituted from time to time. The Company may withhold from any amounts payable under this Agreement all required federal, state, city or other taxes and all other deductions as may be required pursuant to any law or government regulation or ruling.

(b)          Bonus Program. The Company agrees to pay the Executive a performance and incentive bonus in respect of Executive’s employment with the Company each year in an amount determined by the CMO, the CEO and Board of Directors (or any committee of the Board of Directors authorized to make that determination) to be appropriate based upon Executive’s, and the Company’s, achievement of certain specified goals, with a target bonus of 35%, or any other percentage determined by the Board of Directors, of Executive’s base salary during the year to which the bonus relates. Such bonus shall be payable no later than two and one-half months following the year for which the bonus applies. The bonus shall be paid out partly in cash and partly in shares of restricted stock, in the discretion of the Board of Directors.

(d)          Stock Awards. Subject to approval by the Board of Directors (or any committee of the Board of Directors authorized to make that determination), the Company will grant Executive stock options to purchase 150,000 shares of the Company’s Common Stock ($.01 par value) at an exercise price equal to the closing price of the Company’s Common Stock on the later date of Executive’s date of hire or the date of such Board of Directors’ approval. Stock options described above will vest as to one-fourth of the award on each of the first four (4) anniversaries of Executive’s date of employment or Board of Directors’ approval. Executive will be eligible for additional stock awards based upon performance subject to the approval of the CEO and the Board of Directors.

5.           Reimbursable Expenses. Executive shall be entitled to reimbursement for reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with such procedures and policies for executive officers as the Company has heretofore or may hereafter establish. The amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, and the reimbursement of an eligible expense shall be made as soon as practicable after Executive submits the request for reimbursement, but not later than December 31 following the calendar year in which the expense was incurred.

6.           Benefits.

(a)          Executive shall be entitled to four weeks of paid vacation time per year starting from the date of commencement of employment, calculated and administered in accordance with Company policies for executive officers in effect from time to time. The Executive shall be entitled to all other benefits associated with normal full time employment in accordance with Company policies.

(b)          Subject to approval by the Board of Directors (or any committee of the Board of Directors authorized to make that determination), Executive shall be entitled to participate in the Company’s Change of Control Severance Benefit Plan adopted by August 10, 2005, as amended and restated on July 26, 2006 and as further amended on December 31, 2008 and June 15, 2011 (the “Change of Control Severance Benefit Plan”).

7.           Termination of Employment.

(a)          Notwithstanding any other provision of this Agreement, Executive’s employment may be terminated, without such action constituting a breach of this Agreement:

(i)          By the Company, for “Cause,” as defined in Section 7(b) below;

(ii)         By the Company, without Cause

(iii)        By the Company, upon 30 days’ notice to Executive, if he should be prevented by illness, accident or other disability (mental or physical) from discharging his duties hereunder for one or more periods totaling three consecutive months during any twelve-month period;

(iv)        By the Executive with “Good Reason”, as defined in Section 7(c) below, within 30 days of the occurrence or commencement of such Good Reason;

(v)         By the Executive without Good Reason upon 30 days prior written notice; or

(vi)        By the event of Executive’s death during the Term.

(b)          “Cause” shall mean (i) Executive’s failure or refusal to perform in all material respects the services required of him hereby, (ii) Executive’s failure or refusal to carry out any proper and material direction by the CMO, the CEO or the Board of Directors with respect to the services to be rendered by him hereunder or the manner of rendering such services, (iii) Executive’s misconduct in the performance of his duties hereunder, (iv) Executive’s commission of an act of fraud, embezzlement or theft or a felony involving moral turpitude, (v) Executive’s use or disclosure of confidential information (as defined in Section 10 of this Agreement), other than for the benefit of the Company in the course of rendering services to the Company or (vi) Executive’s engagement in any activity prohibited by Section 11 or 12 of this Agreement. For purposes of this Section 7, the Company shall be required to provide Executive a specific written warning with regard to any occurrence of subsections (b)(i), (ii) and (iii) above, which warning shall include a statement of corrective actions and a 30 day period for the Executive to respond to and implement such actions, prior to any termination of employment by the Company pursuant to Section 7(a)(i) above.

(c)          “Good Reason” shall mean the Company’s material reduction or diminution of Executive’s responsibilities and authority, other than for Cause, without his consent.

8.           Separation Pay.

(a)          Subject to Executive’s execution and delivery to the company of the Company’s standard form of Separation and Release Agreement, the Company shall pay Executive an amount equal to the Separation Pay upon the occurrence of the applicable Separation Event but in no case later than two and one-half months following the year in which the Separation Event occurs. Separation Pay shall be payable in accordance with the Company’s payroll policy as constituted from time to time, and shall be subject to withholding of all applicable federal, state and local taxes and any other deductions required by applicable law. In the event of Executive’s death, the Company’s obligation to pay further compensation hereunder shall cease forthwith, except that Executive’s legal representative shall be entitled to receive his fixed compensation for the period up to the last day of the month in which such death shall have occurred.

(b)          Section 8(a) above shall not apply should Executive receive severance benefits under the Company’s Change in Control Severance Benefit Plan.

(c)          “Separation Pay” shall mean a lump sum amount equal to six months of Executive’s then effective salary.

(d)          “Separation Event” shall mean:

(i)          the Company’s termination of Executive’s employment by the Company without Cause, during the Term; or

(ii)         the termination of Executive’s employment by the Executive for Good Reason.

9.           All Business to be Property of the Company; Assignment of Intellectual Property.

(a)          Executive agrees that any and all presently existing business of the Company and all business developed by him or any other employee of the Company including without limitation all contracts, fees, commissions, compensation, records, customer or client lists, agreements and any other incident of any business developed, earned or carried on by Executive for the Company is and shall be the exclusive property of the Company, and (where applicable) shall be payable directly to the Company.

(b)          Executive hereby acknowledges that any plan, method, data, know-how, research, information, procedure, development, invention, improvement, modification, discovery, design, process, software and work of authorship, documentation, formula, technique, trade secret or intellectual property right whatsoever or any interest therein whether patentable or non-patentable, patents and applications therefor, trademarks and applications therefor or copyrights and applications therefor (herein sometimes collectively referred to as “Intellectual Property”) made, conceived, created, invested, developed, reduced to practice and/or acquired by Executive solely or jointly with others during the Term is the sole and exclusive property of the Company, as work for hire, and that he has no personal right in any such Intellectual Property. Executive hereby grants to the Company (without any separate remuneration or compensation other than that received by him from time to time in the course of his employment) his entire right, title and interest throughout the world in and to, all Intellectual Property, which is made, conceived, created, invested, developed, reduced to practice and/or acquired by him solely or jointly with others during the Term.

(c)          Executive shall cooperate fully with the Company, both during and after his employment with or engagement by the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Intellectual Property. Without limiting the foregoing, Executive agrees that to the extent copyrightable, any such original works of authorship shall be deemed to be "works for hire" and that the Company shall be deemed the author thereof under the U.S. Copyright Act, provided that in the event and to the extent such works are determined not to constitute "works for hire" as a matter of law, Executive hereby irrevocably assigns and transfers to the Company all right, title and interest in such works, including but not limited to copyrights thereof. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Intellectual Property (at the Company’s expense) and agrees that these obligations are binding upon his assigns, executors, administrators and other legal representatives. To that end, Executive shall provide current contact information to the Company including, but not limited to, home address, telephone number and email address, and shall update his contact information whenever necessary.

10.          Confidentiality. Executive acknowledges his obligation of confidentiality with respect to all proprietary, confidential and non-public information of the Company, including all Intellectual Property. By way of illustration, but not limitation, confidential and proprietary information shall be deemed to include any plan, method, data, know-how, research, information, procedure, development, invention, improvement, modification, discovery, process, work of authorship, documentation, formula, technique, product, idea, concept, design, drawing, specification, technique, trade secret or intellectual property right whatsoever or any interest therein whether patentable or non-patentable, patents and applications therefor, trademarks and applications therefor or copyrights and applications therefor, personnel data, records, marketing techniques and materials, marketing and development plans, customer names and other information related to customers, including prospective customers and contacts at customers, price lists, pricing policies and supplier lists of the Company, in each case coming into Executive’s possession, or which Executive learns, or to which Executive has access, or which Executive may discover or develop (whether or not related to the business of the Company at the time this Agreement is signed or any information Executive originates, discovers or develops, in whole or in part) as a result of Executive’s employment by (either full-time or part-time), or retention as a consultant of, the Company. Executive shall not, either during the Term or for a period of ten (10) years thereafter, use for any purpose other than the furtherance of the Company’s business, or disclose to any person other than a person with a need to know such confidential, proprietary or non-public information for the furtherance of the Company’s business who is obligated to maintain the confidentiality of such information, any information concerning any Intellectual Property, or other confidential, proprietary or non-public information of the Company, whether Executive has such information in his memory or such information is embodied in writing, electronic or other tangible form.

All originals and copies of any of the foregoing, however and whenever produced, shall be the sole property of the Company. All files, letters, memoranda, reports, records, data, sketches, drawings, program listings, or other written, photographic, or other tangible or electronic material containing confidential or proprietary information or Intellectual Property, whether created by me or others, which shall come into Executive’s custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of his duties for the Company. All electronic material containing confidential or proprietary information or Intellectual Property will be stored on a computer supplied to Executive by the Company and, under no circumstances, will it be transferred to a personal computer. Executive will promptly deliver to the Company and/or a person or entity identified by the Company all such materials or copies of such materials and all tangible property of the Company in Executive’s custody or possession, upon the earlier of (i) a request by the Company or (ii) termination of employment or engagement by the Company. After such delivery, Executive will not retain any such materials or copies or any such tangible property or any summaries or memoranda regarding same.

11.          Non-Competition Covenant. As the Executive has been granted options to purchase stock in the Company and as such has a financial interest in the success of the Company’s business and as Executive recognizes that the Company would be substantially injured by Executive competing with the Company, Executive agrees and warrants that within the United States, he will not, unless acting with the Company’s express prior written consent, directly or indirectly, while an employee of the Company and during the Non-Competition Period, as defined below, own, operate, join, control, participate in, or be connected as an officer, director, employee, partner, stockholder, consultant or otherwise, with any business or entity which competes with the business of the Company (or its successors or assigns) as such business is now constituted or as it may be constituted at any time during the Term of this Agreement; provided, however, that Executive may own, and exercise rights with respect to, less than one percent of the equity of a publicly traded company. The “Non-Competition Period” shall be a period of six (6) months following termination of employment.

Executive and the Company are of the belief that the period of time and the area herein specified are reasonable in view of the nature of the business in which the Company is engaged and proposes to engage, the state of its business development and Executive’s knowledge of this business; however, if such period or such area should be adjudged unreasonable in any judicial proceeding, then the period of time shall be reduced by such number of months or such area shall be reduced by elimination of such portion of such area, or both, as are deemed unreasonable, so that this covenant may be enforced in such area and during such period of time as is adjudged to be reasonable.

12.          Non-Solicitation Agreement. Executive agrees and covenants that he will not, unless acting with the Company’s express written consent, directly or indirectly, during the Term of this Agreement or during the Non-Competition Period (as defined in Section 11 above) solicit, entice or attempt to entice away or interfere in any manner with the Company’s relationships or proposed relationships with any customer, officer, employee, consultant, proposed customer, vendor, supplier, proposed vendor or supplier or person or entity or person providing or proposed to provide research and/or development services to, on behalf of or with the Company.

13.          Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given on actual receipt after having been delivered by hand, mailed by first class mail, postage prepaid, or sent by Federal Express or similar overnight delivery services, as follows: (a) if to Executive, at the address shown at the head of this Agreement, or to such other person(s) or address(es) as Executive shall have furnished to the Company in writing and, if to the Company, to Stanley C. Erck, Chief Executive Officer, 9920 Belward Campus Drive, Rockville, MD or to such other person(s) or address(es) as the Company shall have furnished to Executive in writing.

14.          Assignability. In the event of a change of control (as defined in the Company’s Change of Control Severance Benefit Plan), the terms of this Agreement shall inure to the benefit of, and be assumed by, the acquiring person (as defined in the Company’s Change of Control Severance Benefit Plan). This Agreement shall not be assignable by Executive, but it shall be binding upon, and to the extent provided in Section 8 shall inure to the benefit of, his heirs, executors, administrators and legal representatives.

15.          Entire Agreement. This Agreement and the Non-Disclosure, Proprietary Information and Invention Assignment Agreement contain the entire agreement between the Company and Executive with respect to the subject matter hereof and there have been no oral or other prior agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof. Notwithstanding the foregoing, Executive acknowledges that he is required as a condition to continued employment, to comply at all times, with the Company’s policies affecting employees, including the Company’s published Code of Ethics, as in effect from time to time.

16.          Equitable Relief. Executive recognizes and agrees that the Company’s remedy at law for any breach of the provisions of Sections 9, 10, 11 or 12 hereof would be inadequate, and he agrees that for breach of such provisions, the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance. Should Executive engage in any activities prohibited by this Agreement, he agrees to pay over to the Company all compensation, remuneration or monies or property of any sort received in connection with such activities; such payment shall not impair any rights or remedies of the Company or obligations or liabilities of Executive which such parties may have under this Agreement or applicable law.

17.          Amendments. This Agreement may not be amended, nor shall any change, waiver, modification, consent or discharge be effected except by written instrument executed by the Company and Executive.

18.          Severability. If any part of any term or provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable to any extent by a court of competent jurisdiction, such circumstances shall in no way affect any other term or provision of this Agreement, the application of such term or provision in any other circumstances, or the validity or enforceability of this Agreement. Executive agrees that the restrictions set forth in Sections 10 and 11 above (including, but not limited to, the geographical scope and time period of restrictions) are fair and reasonable and are reasonably required for the protection of the interests of the Company and its affiliates. In the event that any provision of Section 11 or 12 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.

19.          Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof.

20.          Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law of the State of Maryland, without regard to the principles of conflict of laws thereof.

21.          Resolution of Disputes. With the exception of proceedings for equitable relief brought pursuant to Section 16 of this Agreement, any disputes arising under or in connection with this Agreement including, without limitation, any assertion by any party hereto that the other party has breached any provision of this Agreement, shall be resolved by arbitration, to be conducted in Baltimore, Maryland, in accordance with the rules and procedures of the American Arbitration Association. The parties shall bear equally the cost of such arbitration, excluding attorneys’ fees and disbursements which shall be borne solely by the party incurring the same; provided, however, that if the arbitrator rules in favor of Executive on at least one material component of the dispute, Company shall be solely responsible for the payment of all costs, fees and expenses (including without limitation Executive’s reasonable attorney’s fees and disbursements) of such arbitration. The Company shall reimburse Executive for any such fees and expenses incurred by Executive in any calendar year within a reasonable time following Executive’s submission of a request for such reimbursement, which in no case shall be later than the end of the calendar year following the calendar year in which such expenses were incurred. Executive shall submit any such reimbursement request no later than the June 30th next following the calendar year in which the fees and expenses are incurred. In the event the arbitrator rules against Executive, Executive shall repay the Company the amount of such reimbursed expenses no later than 180 days following the date as of which such arbitrator’s decision becomes final. The provisions of this Section 21 shall survive the termination for any reason of the Term (whether such termination is by the Company, by Executive or upon the expiration of the Term).

22.          Indemnification; Insurance. The Executive shall be entitled to liability and expense indemnification and reimbursement to the fullest extent permitted by the Company’s current By-laws and Certificate of Incorporation, whether or not the same are subsequently amended. During the Term, the Company will use commercially reasonable efforts to maintain in effect directors’ and officers’ liability insurance no less favorable to Executive than that in effect as of the date of this Agreement.

23.          Survival. Sections 8 through 23 shall survive termination of this Agreement for the period and to the extent specified therein.

IN WITNESS WHEREOF, the parties have executed or caused to be executed under seal this Agreement as of the date first above written.

NOVAVAX, INC.

By:	/s/ Stanley C. Erck
Name:	Stanley C. Erck
Title:	President & Chief Executive Officer

EXECUTIVE:

/s/ John A. Herrmann III
John A. Herrmann III